EXHIBIT 3.05

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

eUNIVERSE, INC.

eUniverse, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That in accordance with the authority contained in the Fourth Article of its Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation, at a meeting duly called and convened on January 22, 2004, adopted a resolution setting forth the proposed amendment of the Certificate of Designation of Series B Convertible Preferred Stock of eUniverse, Inc. (the “Series B Certificate of Designation”) of the Series B Convertible Preferred Stock, par value $.10 per share (the “Series B Preferred Stock”), which resolution is as follows:

RESOLVED, that Section 4(b) of the Series B Certificate of Designation of this Corporation be amended by restating Section 4(b) to read in its entirety as follows:

“The holders of Series B Preferred Stock shall have the exclusive right, voting separately as a single class, to elect the following number of members of the Board of Directors: one (1) member in the event the Board of Directors consists of one (1) to five (5) members; two (2) members in the event the Board of Directors consists of six (6) or more members (each such member elected by the Series B Preferred Stockholders, a “Preferred Stock Director”). Notwithstanding the foregoing, if VantagePoint Venture Partners or any affiliate thereof exercises, in whole or in part, its option to purchase Series B Preferred Stock under that certain Option Agreement, dated as of July 15, 2003, by and among 550 Digital Media Ventures, Inc., the Company and VP Alpha Holdings IV, L.L.C. such that VantagePoint Venture Partners and such affiliates (in the aggregate) hold 50% or more of the outstanding Series B Preferred Stock, then the right of the holders of the Series B Preferred Stock to elect directors as a separate class shall immediately terminate and the board seats formerly allocated to the Preferred Stock Directors shall be filled by the vote of the Company’s shareholders generally. Except as permitted by Section 4(c) below, in no event shall the total number of members of the Board of Directors exceed eleven (11). In any such election the holders of Series B Preferred Stock shall be entitled to cast one vote per share of Series B Preferred Stock held of record on the record date for the determination of the holders of Series B Preferred Stock entitled to vote on such election. The initial Preferred Stock Director(s) shall be Thomas Gewecke, and he is elected to serve until his successor is duly elected; and thereafter the Preferred Stock Directors shall be elected at the same time as other members of the Board of Directors. A Preferred Stock Director may only be removed by the written consent or affirmative vote of at least a majority of the Series B Preferred Stock. If for any reason a Preferred Stock Director shall resign or otherwise be removed from the Board of Directors, then his or her replacement shall be a person elected by the holders of the Series B Preferred Stock, in accordance with the voting procedures set forth in this Section 4(b). In the event that the holders of Series B Preferred Stock choose not to, or otherwise fail to, elect a Preferred Stock Director at the time of the election of directors of the Company generally or, with respect to a Preferred Stock Director resignation or other removal from the Board of Directors, within thirty (30) days from the effective date of such resignation or removal, then the Board seat(s) otherwise reserved for the Preferred Stock Director(s) shall be considered vacant and may be filled by the Company in accordance with the provisions of its By-laws pertaining to the filling of vacant board seats generally and any director so appointed shall serve until the next election of the directors of the Company generally and may not be removed by a vote of the Series B Preferred Stock prior to that time.”

SECOND: That at a duly noticed annual meeting of the Corporation’s stockholders held on January 29, 2004, the holders of not less than a majority of the outstanding stock entitled to vote thereon voted in favor of said amendment in accordance with the provisions of the Certificate of Incorporation and the DGCL.

THIRD: That in lieu of a meeting and vote of the holders of the Corporation’s Series B Preferred Stock, the holders of the requisite amount of outstanding Series B Preferred Stock, voting as a single class, have given their written consent to said amendment in accordance with the provisions of the Certificate of Incorporation and the DGCL.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned have signed this Certificate the 13th day of February 2004, and affirm, under penalties of perjury that the Certificate is the act and deed of the Corporation and the facts stated herein are true.

eUNIVERSE, INC.

By:	/s/ Christopher S. Lipp
Name:	Christopher S. Lipp
Title:	Senior Vice President and General Counsel